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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS FOURTH QUARTER AND
FISCAL 2007 FINANCIAL RESULTS

SALEM, NH – August 30, 2007 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the fourth quarter and fiscal 2007 ended June 30, 2007.

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Net sales for the fourth quarter of fiscal 2007 increased to $171.8 million from $153.4 million in the fourth quarter of fiscal 2006. For fiscal 2007, revenues grew to $621.2 million from $589.9 million for fiscal 2006.

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Income from operations for the fourth quarter of fiscal 2007 declined to $7.2 million from $10.8 million in the fourth quarter last year.  For fiscal 2007, income from operations decreased to $30.1 million from $38.8 million in fiscal 2006.

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Net income from continuing operations for the fourth quarter of fiscal 2007 was $3.3 million, or $0.26 per diluted share, compared with $5.9 million, or $0.47 per diluted share, in the fourth quarter of fiscal 2006.  Income from continuing operations for fiscal 2007 was $15.9 million, or $1.28 per diluted share, compared to $20.9 million, or $1.67 per diluted share for fiscal 2006.

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Net income for the fourth quarter of fiscal 2007 was $3.0 million, or $0.24 per diluted share, compared with net income of $6.8 million, or $0.55 per share, in the fourth quarter of fiscal 2006.  For fiscal 2007, net income decreased to $21.2 million, or $1.71 per diluted share, from $23.1 million, or $1.85 per diluted share, for fiscal 2006.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) increased to $131.0 million at June 30, 2007 from $128.3 million at June 30, 2006.  Working capital turns decreased to 5.2 turns from 5.4 turns for the fourth fiscal quarter of 2006.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased to $144.3 million at June 30, 2007 from $147.5 million at March 31, 2007.  The company’s balance sheet leverage ratio of net debt to total capital was 41% at June 30, 2007 and at March 31, 2007.

Comments on Fiscal 2007

“While fiscal 2007 was challenging from a financial performance standpoint, we were successful in achieving several significant milestones in our “Focused Diversity” strategy,” said President and Chief Executive Office Roger Fix.  “At the beginning of fiscal 2007 we completed the divestiture  of our Consumer Group segment.  This divestiture marked the completion of our efforts to transition Standex from a small diversified conglomerate to a manufacturing company which we believe  will enable us to better leverage sales and cost synergies and profitably grow the company.1  The acquisition of APW Wyott and American Food Service in the third fiscal quarter reflected the second phase of our Focused Diversity strategy, which is to acquire businesses that are synergistic with our current operating groups and can contribute to our long-term growth.  These acquisitions have been strong top-line contributors in the second half of fiscal 2007.  As expected, they were dilutive on the bottom-line as a result of purchase accounting.  We expect these acquisitions to be accretive in the current fiscal year 2008.1”

Comments on the Fourth Quarter

“Standex’s fourth-quarter financial results continued to be negatively affected by a number of market factors and timing issues,” continued Fix.  “The ongoing, severe downturn in new residential construction and continued softness in the off-road heavy construction vehicle market affected sales volumes at our ADP and Hydraulics Products Groups, respectively.  In addition, continued project delays at our automotive OEM customers led to lower year-over-year sales at our Engraving Group.  Our Food Service Equipment Group and Engineered Products Group turned in solid top- and bottom-line results for the quarter.”

The Food Service Equipment Group posted fourth-quarter, year-over-year sales growth of 44%, driven primarily by the contributions of the APW Wyott and American Foodservice acquisitions.  Fourth-quarter operating income increased 17% year over year.  The significant difference between the growth in revenue and operating income was mainly due to a $1.2 million increase in depreciation and amortization expense related to purchase accounting associated with the acquisitions of APW and AFS.

“We are enthusiastic about the growth prospects for our Food Service Equipment Group,” said Fix.  “Our APW Wyott and American Foodservice acquisitions are tracking according to our very high expectations for revenue and operating income.  We have been focused on implementing cost reduction synergies and identifying cross-selling opportunities and have begun to see some initial results of these efforts .”

Engineered Products Group revenue for the fourth quarter increased by 4% and operating income grew by 23% year-over-year.

“Spincraft, which reported double-digit sales growth in the quarter, continues to see strong demand across their aviation, aerospace and energy end markets,” said Fix.  “We expect this trend to continue through fiscal 2008 as we continue to capture significant new contracts in all three markets.1  Our strong fourth-quarter operating income growth was the result of our focus on enhancing margins at the Electronics business through price increases, plant consolidations, and sourcing through our Tianjin, China facility.  As planned, we exited fiscal 2007 on a run rate of 15% of  Electronics’ total sales volume being produced in China, after less than  one year in operation.  We expect to be on a run rate of 30% by the end of fiscal 2008.1”

Hydraulics Products Group revenues for the quarter fell by 14% due to continued depressed market conditions, which were exacerbated by new EPA rules that went into effect on January 1, 2007.  Operating income declined by 22% year-over-year as a result of reduced sales volume.

“We have seen two consecutive quarters of consistent volumes, which leads us to believe that we have hit the bottom of the market decline,1” said Fix.  “We expect that the market will return to a growth phase in the second half of calendar 2008 after the industry fully absorbs the excess supply of truck chassis with engines which were manufactured before the new emission standards went into effect, and end-users need to purchase new vehicles again.1”

Air Distribution Products Group (“ADP”) sales for the quarter declined by 15% as a result of the ongoing severe downturn in the new residential construction market.  This compares to the national housing start decline of 25% to 30%, which indicates that the company is taking market share.  ADP reported a $1 million loss for the quarter due primarily to costs associated with the Nogales facility, material cost increases as well as significant pricing pressure in the greater Phoenix area.

“Because of pricing pressures in the Phoenix area, the manufacturing of ADP products in Nogales has not contributed to the bottom line as we would have hoped,” said Fix.  “As a result, we have decided to discontinue manufacturing ADP products in Nogales in the current first quarter of fiscal 2008.  We will continue to focus on manufacturing Food Service equipment and products from other Standex businesses in Nogales.  While efforts to penetrate the Phoenix market through Nogales were not successful, we have been able to broaden our customer base in areas of the western part of the US and other regions of the country by leveraging our nationwide infrastructure and targeting major HVAC wholesalers and big box retailer accounts.”

“In order to improve ADP’s profitability amid the poor ongoing market conditions, we are taking very aggressive actions on pricing and driving material cost reductions,” added Fix.   “We are cautiously optimistic that ADP should return to profitability in the second half of 2008.1”

The Engraving Group’s sales for the quarter dropped by 18% due primarily to the continuing delays of several new platform projects by the Group’s global OEM automotive customers.  In addition, year-over-year sales comparisons are further challenged as fourth-quarter fiscal 2006 was an exceptional quarter for production.  Fourth-quarter income from operations was down 78% year-over-year due to reduced sales volume and a higher percentage of lower margin sales.

“While there is limited visibility as to when the molds for the new platforms will be coming on line, we are encouraged by the number of programs that we’ve been awarded,” said Fix.  “This would indicate that we are gaining market share as our global presence and response time continue to differentiate us from the competition.”

Business Outlook

“Looking forward to fiscal 2008, we plan to leverage our strong, synergistic portfolio of industrial manufacturing businesses to drive sales and profitability.1  We believe we have the opportunity to enhance our leadership positions in each one of our operating groups in fiscal 2008.1  Even in the residential housing and off-road heavy construction vehicle markets, where we expect to continue to face headwinds for much of the year, we plan to take every opportunity to enhance market share.1  When these markets rebound, our ADP and Hydraulics Products Groups will be very well positioned for accelerated growth.  In the meantime, we are cautiously optimistic that ADP should return to profitability in the second half of fiscal 2008 as a result of our actions on pricing and material cost reductions.1 We believe that the Hydraulics Products Group has hit the bottom of the market decline and we expect to see growth beginning in the second half of fiscal 2008.1  We also anticipate that our Engraving Group will improve sales and profits when the delayed automotive program projects finally come on line.1  In addition, we expect that our Food Service Equipment Group and Engineered Products Group will continue to turn in solid top- and bottom-line growth in the coming quarters,1” concluded Fix.

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 65664599.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

(1)  Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the general domestic and international economy including more specifically conditions in the food services equipment markets, the heavy construction vehicle market, the new residential construction market, delays in OEM new design cycles in the automotive industry and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2006, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management's estimates change.

CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ending		Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
CONSOLIDATED SUMMARY OF INCOME

NET SALES	$171,790	$153,391	$621,211	$589,938
Income Before Taxes	$4,924	$8,973	$22,536	$31,963
Provision for Taxes	1,613	3,085	6,611	11,028
Income from continuing operations	3,311	5,888	15,925	20,935
Income/(loss) from discontinued operation
net of tax	(290)	937	5,317	2,208
Net Income	$3,021	$6,825	$21,242	$23,143

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.27	$0.48	$1.30	$1.71
Income/(loss) from discontinued operations	(0.02)	0.08	0.44	0.18
Total	$0.25	$0.56	$1.74	$1.89
Diluted
Income from continuing operations	$0.26	$0.47	$1.28	$1.67
Income/(loss) from discontinued operations	(0.02)	0.08	0.43	0.18
Total	$0.24	$0.55	$1.71	$1.85

SEGMENT DATA
NET SALES
Food Service Equipment Group	$91,379	$63,490	$299,009	$245,049
Air Distribution Products Group	26,256	30,773	110,081	129,383
Engraving Products Group	20,207	24,592	84,223	87,377
Engineered Products Group	24,533	23,642	90,728	85,104
Hydraulics Products Group	9,415	10,894	37,170	43,025
TOTAL	$171,790	$153,391	$621,211	$589,938

INCOME FROM OPERATIONS
Food Service Equipment Group	$6,428	$5,512	$18,242	$18,771
Air Distribution Products Group	(929)	2,162	2,610	11,089
Engraving Products Group	950	4,239	7,595	12,835
Engineered Products Group	3,336	2,706	10,776	9,281
Hydraulics Products Group	1,346	1,731	5,206	6,641
Restructuring	49	(73)	(286)	(930)
Other (expense)/income, net	(40)	(256)	1,023	410
Corporate	(3,943)	(5,270)	(15,069)	(19,346)
TOTAL	$7,197	$10,751	$30,097	$38,751